Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts: Investor Relations — Anne Bork (248) 447-1624

Media — Andrea Puchalsky (248) 447-1651

Lear Increases Sales Backlog to $4.4 Billion;
Provides 2004 Financial Guidance

     Southfield, Mich., January 8, 2004 — Lear Corporation [NYSE: LEA] today announced that its five-year sales backlog has improved to $4.4 billion for the 2004 through 2008 time period, up from $4.0 billion for the period covering 2003 through 2007.

     “Our new sales backlog of $4.4 billion is the highest in our history and supports continued sales growth,” said Bob Rossiter, Lear Chairman and CEO. “This new milestone illustrates our success in leveraging our total interior capabilities and focusing on customer satisfaction.”

     For 2004, our planning assumption for North American vehicle production is approximately 16.0 million units. For Western Europe, we see industry production of approximately 16.0 million vehicles. Within this production environment, worldwide net sales are expected to grow to approximately $16.2 billion, primarily reflecting the addition of new business globally as well as the stronger Euro.

     We see 2004 net income per share in the range of $5.85 to $6.25. Capital spending is forecasted at approximately $350 million, with depreciation of approximately $370 million. We expect free cash flow to continue to be strong, at approximately $400 million. Interest expense will continue to fall and should be about $175 million, and our effective tax rate should approximate 28%.

     “Our sales backlog is growing, and our operating fundamentals have never been stronger, driving the improved financial performance,” stated Rossiter. “We see Lear’s momentum continuing in 2004 and accelerating in 2005.”

(more)

     Lear senior executives will discuss the updated sales backlog, 2004 outlook and related financial matters on Thursday, January 8, 2004 at 10:45 a.m. EST as part of the Automotive Analysts of New York 2004 Detroit Automotive Conference. Interested parties can access a live audio webcast of the presentation at Lear’s website at www.lear.com. A replay of the presentation will be available immediately following the live presentation and will be archived for one month.

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. Lear is the world’s largest automotive interior systems supplier. The Company’s world-class products are designed, engineered and manufactured by more than 115,000 employees at 280 facilities located in 33 countries. Additional information about Lear and its products is available on the Internet at www.lear.com.

Use of Non-GAAP Financial Information

     This press release contains a forecast of “free cash flow” (a non-GAAP financial measure) for 2004. Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and thus, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from

(more)

anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the impact and timing of program launch costs, costs associated with facility closures or similar actions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the outcome of legal proceedings, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. These forward-looking statements are made as of the date hereof, and the Company does not assume any obligation to update them.

     This press release also contains information on the Company’s five-year sales backlog. The Company’s incremental sales backlog reflects: (i) formally awarded new programs; (ii) targeted programs for which we believe there is a substantial likelihood of award; (iii) phased-out and cancelled programs; (iv) estimates regarding customer-mandated changes in selling prices; and (v) estimates of expected changes in vehicle content. Changes in any of these components may significantly impact the Company’s backlog. In addition, backlog may be impacted by various assumptions imbedded in the calculation, including vehicle production levels on new, replacement or targeted programs, foreign currency exchange rates and the timing of major program launches. For purposes of the backlog data presented in this press release, we have made the following assumptions: (1) North American vehicle production of 16.0 million units; (2) Western European vehicle production of 16.0 million units; (3) South American vehicle production of 1.9 million units; and (4) a Euro exchange rate of $1.20/Euro. Please refer to our Annual Report on Form 10-K for our fiscal year ended December 31, 2002 for further information on the Company’s calculation of backlog.

#     #     #